EXHIBIT 10.10

[LETTERHEAD OF IMAGES TECHNOLOGIES INC.]

October 8, 2002

Intacta Technologies, Inc.
Resurgens Plaza South
945 E. Paces Ferry Road, N.E.
Suite 1445
Atlanta, Georgia
30326

Dear Sirs/Mesdames:

Intacta Technologies, Inc. (“Intacta”) has developed certain data encoding technologies which may be used in combination with technologies developed by Imagis Technologies Inc. (“Imagis”). Under an agreement dated August 30, 2002 (the “Original Agreement”), Imagis acquired rights to the Intacta Technology for use in specified fields. In this Agreement, “Intacta Technology” has the same meaning as set out in the Original Agreement.

Under the Original Agreement, Intacta was to retain sufficient employees to provide technical support to Imagis and purchasers of the Intacta Technology, and to further develop the Intacta Technology. In support of its obligations under the Original Agreement, Intacta also agreed to escrow the source code for the Intacta Technology.

Intacta and Imagis have agreed that the obligations of Intacta to maintain and develop the Intacta Technology for the customers of Imagis are better carried out by Imagis. Accordingly, Intacta and Imagis have agreed to amend the Original Agreement.

1.     Amendment of Original Agreement

Paragraphs 3 (Source Code Escrow) and 4 (Intacta Employees) of the Original Agreement are deleted and replaced by the following:

“3. Source Code

Intacta will provide to Imagis, as soon as practicable, a copy of the source code, software listings, functional specification and other written and/or magnetic material and all related documentation necessary (together, the “Data”) to enable an independent, reasonably-skilled programmer to understand, maintain, modify, correct and enhance the Intacta Technology.

Intacta will ensure that while the License is outstanding, the Data will be kept fully up-to-date and will accurately reflect all modifications, amendments, updates, new releases and levels relating to the Intacta Technology (“Updates”), and for such purposes, Intact will provide to Imagis a copy of any Update within three days of its availability.

Imagis may use the Data to provide maintenance services, or software updates or upgrades, to purchasers of the Intacta Technology. Nothing herein will restrict Imagis from offering employment to any persons employed by Intacta, nor will Imagis be required to hire any Intacta personnel.”

2.     One Agreement

This Amending Agreement is supplemental to the Original Agreement and will form one instrument with the Original Agreement. The Original Agreement will be treated as being amended only to the extent provided in this Amending Agreement and all the provisions of the Original Agreement, as amended, are hereby confirmed and will continue in full force and effect.

3.     Further Assurances

Each of Imagis and Intacta will, at its own expense and without expense to the other, execute and deliver such further agreements and other documents and do such further acts and things as the other party reasonably requests to evidence, carry out or give full force and effect to the intent of this Amending Agreement.

4.     Fees and Expenses

Each of Imagis and Intacta agrees that it will pay its own fees and expenses, and the fees and expenses of its representatives, including any fee for advice or opinions incurred in connection with the negotiation, preparation, execution and delivery of this Amending Agreement and any other agreements contemplated thereby. Each of Imagis and Intacta represents and warrants that it has not incurred any liability for any finder’s fee or broker’s commission in connection with the execution of this Amending Agreement.

5.     Publicity

Neither Imagis nor Intacta will make any press release, public announcement or public statement about the transactions contemplated herein which has not been previously approved by the other party, except that either party may make a press release or filing with a regulatory authority if counsel for such party advises that such press release or filing is necessary (in which case such party will first make a reasonable effort to obtain the approval of the other).

6.     Assignment

Neither party may assign this Amending Agreement without the written consent of the other party, except that Imagis may assign this Amending Agreement at any time to an affiliate.

7.     Entire Agreement

This Amending Agreement and the Original Agreement (together, the “Agreements”) constitute the entire agreement between Imagis and Intacta and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties with respect to the subject matter of the Agreements. No director, officer, employee or agent of either Imagis or Intacta has any authority to make any representation or commitment not contained in this Amending Agreement, and each party has executed this Amending Agreement without reliance upon any such representation or commitment.

8.     Governing Law

This Amending Agreement is and will be deemed to be made in British Columbia, for all purposes will be governed exclusively by and construed and enforced in accordance with the domestic laws prevailing in British Columbia, other than the International Sale of Goods Act (British Columbia), and the rights and remedies of Imagis and Intacta will be determined in accordance with such domestic laws.

9.     Attornment

Each of Imagis and Intacta irrevocably and exclusively attorns to the jurisdiction of the courts of British Columbia and all courts having appellate jurisdiction thereover, and any proceeding commenced or maintained by Imagis or Intacta in respect of or arising because of this Amending Agreement will be commenced or maintained only in such of those courts as is appropriate.

10.    Counterparts

This Amending Agreement may be executed in any number of counterparts with the same effect as if Imagis and Intacta had signed the same document, and all counterparts will be construed together and constitute one and the same instrument.

Yours very truly,

IMAGIS TECHNOLOGIES INC.

Per:  signed “Iain Drummond”
        Authorized Signatory

Acknowledged, accepted and agreed to October 8th, 2002.

INTACTA TECHNOLOGIES, INC.

Per:  signed “Noel Bambrough”
        Authorized Signatory